UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 30, 2015

The 2015 Annual Meeting of Stockholders of Endurance International Group Holdings, Inc. will be held on Thursday, April 30, 2015 at 3:00 p.m., Eastern time, at the Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect three Class II directors nominated by our Board of Directors, each to serve for a term ending in 2018, or until his successor has been duly elected and qualified;

2. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2015; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on March 3, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you are a stockholder of record, please vote over the Internet at www.proxyvote.com, by telephone at (800) 690-6903 or, if you elected to receive printed materials, by mail.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

You may obtain directions to the location of the Annual Meeting on our website at http://ir.endurance.com/events.cfm. Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

DAVID C. BRYSON

Secretary

March 16, 2015

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

PROXY STATEMENT

For the 2015 Annual Meeting of Stockholders on April 30, 2015

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2015 Annual Meeting of Stockholders, to be held on Thursday, April 30, 2015 at 3:00 p.m., Eastern time, at the Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement, the accompanying proxy card and our 2014 Annual Report to Stockholders were first made available to stockholders on or about March 16, 2015.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2015 Annual Meeting of Stockholders on April 30, 2015

This proxy statement and the 2014 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements) for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Endurance International Group Holdings, Inc.

Attn: Investor Relations

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Telephone: (781) 852-3200

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.     We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2015 Annual Meeting of Stockholders, or Annual Meeting, to be held at the Boston Marriott Burlington at One Burlington Mall Road, Burlington, Massachusetts 01803 on Thursday, April 30, 2015 at 3:00 p.m., Eastern time.

Q. Who can vote at the Annual Meeting?

A.     Our Board has fixed March 3, 2015 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

         On the record date, we had 132,371,246 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com, and follow the instructions provided on the Notice of Internet Availability of Proxy Materials you received. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern time, on April 29, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)    By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on April 29, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)    By Mail: If you elected to receive printed materials, you may complete and sign your proxy card included with those materials and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than April 29, 2015, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

         If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)    In Person at the Annual Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)    By Mail: If you have elected to receive printed materials, you will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting. A legal proxy is not the form of proxy included with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a legal proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)    Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m, Eastern time, on April 29, 2015.

(2)    If you have elected to receive printed materials, sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than April 29, 2015, will be counted.

(3)    Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, by returning a proxy card via the mail or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1) is a non-discretionary matter. The ratification of the appointment of our independent auditors (Proposal 2) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.     A majority of our outstanding shares of common stock must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy through the mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees that indicate on their proxies that they do not have authority to vote those shares on Proposal 1. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A.     Proposal 1 — Election of Three Class II Directors

         The three nominees for Class II director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR all nominees;

• vote FOR one or more nominees and WITHHOLD your vote from the other nominee(s); or

• WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Ratification of Appointment of Independent Auditors

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

Although stockholder approval of our Audit Committee’s appointment of BDO USA, LLP, or BDO, as our independent auditors for the year ending December 31, 2015 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 2 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2015.

Q. Are there other matters to be voted on at the Annual Meeting?

A.     We do not know of any matters that may come before the Annual Meeting other than the election of three Class II directors and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. What are the costs of soliciting these proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

The following table sets forth the name, age and position of each of our directors as of February 20, 2015.

Name	Age	Position

Hari Ravichandran	39	President, Chief Executive Officer and Director

James C. Neary(2)(3)	50	Chairman of the Board

Dale Crandall(1)	73	Director

Joseph P. DiSabato(2)(3)	48	Director

Thomas Gorny	39	Director

Michael Hayford(1)	55	Director

Peter J. Perrone(1)	47	Director

Chandler J. Reedy(3)	34	Director

Justin L. Sadrian(2)	42	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Hari Ravichandran, a founder of our company, has served as a director of our company periodically since its inception and continuously since 2007, as our president since December 2009 and as our president and chief executive officer since March 2011. Prior to assuming his current roles, Mr. Ravichandran had responsibility for a range of strategic, technology, operational and financial matters at our company. We believe that as a founder, and based on Mr. Ravichandran’s detailed knowledge of our company and our business, his service as our president and chief executive officer and his long career in the Internet solutions industry, Mr. Ravichandran provides a critical contribution to our Board.

James C. Neary has served as our chairman since December 2011. Mr. Neary is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Neary is co-head of the firm’s industrial and business services group and a member of the firm’s executive management group. From 2010 to 2013, he led the firm’s late-stage efforts in the technology and business services sectors. From 2004 to 2010, he was co-head of the firm’s technology, media and telecommunications investment efforts. From 2000 to 2004, he led the firm’s capital markets activities. Prior to joining Warburg Pincus, Mr. Neary was a managing director at Chase Securities and worked in the leveraged finance group at Credit Suisse First Boston. Currently, he is a director of six private companies and a trustee of two not-for-profit institutions. Within the last five years, Mr. Neary has served on the board of Fidelity National Information Services, Inc., a bank technology processing company. We believe Mr. Neary is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies and his deep familiarity with our company.

Dale Crandall has served as a director of our company since June 2013. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its president. Mr. Crandall also serves as a director of Ansell Limited, Bridgepoint Education, Inc. and four private companies and as lead trustee of The Dodge & Cox Mutual Funds. Within the last five years, Mr. Crandall also served as a director of Coventry Health Care, Inc. and Metavante Technologies, Inc. We believe Mr. Crandall is qualified to serve on our Board due to his strong foundation in financial reporting and accounting matters for complex organizations and his extensive executive leadership and management experience.

Joseph P. DiSabato has served as a director of our company since December 2011. Mr. DiSabato worked for Goldman Sachs from 1988 to 1991, rejoined Goldman Sachs in 1994 and has served as managing director in its Principal Investment Area since 2000. Mr. DiSabato serves as a director for five private companies. Within the last five years, Mr. DiSabato also served as a director for two additional private companies. We believe Mr. DiSabato is qualified to serve on our Board due to his extensive knowledge of financial and accounting matters and his familiarity with our company.

Thomas Gorny has served as a director of our company since 2007. Mr. Gorny also co-founded and served as chief executive officer and chairman of iPower, Inc., or iPower, from 2001 to 2007, and, following our acquisition of iPower in 2007, he remained in a senior leadership role at iPower until 2010. Mr. Gorny is the chief executive officer and chairman of Unitedweb, Inc., a company that invests in Internet and technology companies, where he has served since 2008 when he co-founded the company. In addition to serving as a director of Unitedweb, Inc., Mr. Gorny serves on the board of many of the private companies in which Unitedweb, Inc. has invested. We believe Mr. Gorny is qualified to serve on our Board due to his extensive experience in our industry and detailed knowledge of our company and our business.

Michael D. Hayford has served as a director of our company since June 2013. From October 2009 until his retirement in June 2013, Mr. Hayford served as the chief financial officer at Fidelity National Information Services, Inc. Prior to joining Fidelity National Information Services, Inc., Mr. Hayford was with Metavante Technologies, Inc., a bank technology processing company, from 1992 through September 2009. He served as the chief operating officer at Metavante Technologies, Inc. from May 2006 through September 2009 and as the president from November 2008 through September 2009. From November 2007 through October 2009, Mr. Hayford served on the board of Metavante Technologies, Inc. Mr. Hayford is a member of the board of directors and chairman of the audit committee of West Bend Mutual Insurance Company. We believe Mr. Hayford is qualified to serve on our Board due to his extensive executive leadership and management experience, as well as his background in financial reporting and accounting matters.

Peter J. Perrone has served as a director of our company since December 2011. From August 2013 until November 2013, Mr. Perrone served as a senior vice president of Limelight Networks, Inc., or Limelight, a digital presence management company, and since November 2013, Mr. Perrone has served as the chief financial officer of Limelight. Mr. Perrone also served as a director of Limelight from 2006 to August 2013. From 1999 to August 2013, Mr. Perrone was with Goldman Sachs, where he had served as managing director in its Principal Investment Area since 2007. Within the last five years, Mr. Perrone has served on the board of seven private companies. We believe Mr. Perrone is qualified to serve on our Board due to his experience evaluating and providing guidance and strategic advice to technology and software companies, as well as his deep familiarity with our company.

Chandler J. Reedy has served as a director of our company since December 2011. Mr. Reedy is a managing director and partner at Warburg Pincus, where he has also served as an associate and as a principal, and joined the firm in 2004. Mr. Reedy focuses on the firm’s late-stage efforts in the technology, media, telecommunications and business services sectors. Prior to joining Warburg Pincus, he worked in UBS’ Investment Banking Division where he advised corporations and financial sponsors on mergers and acquisitions and leveraged financings. Currently, Mr. Reedy is a director of three private companies. Within the last five years, he has served on the board of one additional private company. We believe Mr. Reedy is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Justin L. Sadrian has served as a director of our company since December 2011. Mr. Sadrian is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Sadrian leads the firm’s West Coast office and focuses on media, internet and information investments. Prior to joining the firm, Mr. Sadrian worked at JP Morgan in its investment banking and private equity groups. Currently, he is a director of five private companies and two not-for-profit institutions. Within the last five years, Mr. Sadrian has served on the boards of four additional private companies. We believe Mr. Sadrian is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our Board currently consists of nine members. The current members of our Board were elected in compliance with the provisions of a stockholders agreement among our company and certain holders of our common stock. See “Related Person Transactions—Stockholders Agreement.” In particular, investment funds and entities affiliated with Warburg Pincus designated Messrs. Neary, Reedy and Sadrian, and may designate up to one additional director, for election to our Board, and investment funds and entities affiliated with Goldman Sachs designated Mr. DiSabato, for election to our Board. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, our Board is divided into three classes, each of whose members will serve for staggered three year terms. The members of the classes are divided as follows:

•	the Class I directors are Messrs. Hayford, Perrone and Reedy, and their terms will expire at our annual meeting of stockholders held in 2017;

•	the Class II directors are Messrs. Crandall, Gorny and Sadrian, and their terms will expire at this Annual Meeting; and

•	the Class III directors are Messrs. DiSabato, Neary and Ravichandran, and their terms will expire at our annual meeting of stockholders held in 2016.

Our stockholders agreement provides that investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our initial public offering, or IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, our stockholders agreement provides that investment funds and entities affiliated with Goldman Sachs are entitled to designate one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by our Board, subject to the rights of any holders of any series of our preferred stock; provided that the authorized number of directors may not exceed ten as long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are entitled to designate at least one director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our stockholders agreement provides that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively. In addition, our restated certificate of incorporation and our amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors; provided that for so long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, collectively, hold at least a majority of our outstanding capital stock, our directors, other than a director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, may be removed with or without cause by the affirmative vote of the holders of a majority of our outstanding capital stock.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of its listing date, which in our case was October 25, 2013. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent within one year of its listing date and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the composition of the Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Ravichandran and Gorny, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board also determined that Messrs. Crandall, Hayford and Perrone, who are members of our Audit Committee, Messrs. DiSabato, Neary and Sadrian, who comprise our Compensation Committee, and Messrs. DiSabato, Neary and Reedy, who comprise our Nominating and Corporate Governance Committee, satisfy the respective independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Listing Rules, as applicable. In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Reedy, who was a member of our Audit Committee during 2014, did not satisfy applicable independence standards for audit committee membership because of the equity ownership in our company held by investment funds and entities affiliated with Warburg Pincus, of which Mr. Reedy is a managing director and partner. Mr. Reedy served on the Audit Committee through October 23, 2014 in accordance with the one year phase-in period under the NASDAQ Listing Rules.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the Board and chief executive officer may be separated or combined. Our Board has considered its leadership structure and determined that at this time the roles of chairman of the Board and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer to focus on running the business, while allowing the chairman of our Board to lead the Board in its fundamental role of providing advice to and oversight of management. Mr. Neary has been an integral part of the leadership of our company and our Board since December 2011, and his strategic vision has guided our growth and performance. Our Board believes that Mr. Neary is best situated to ensure that the Board’s attention and efforts are focused on the most critical matters. Mr. Ravichandran has served as our president and chief executive officer since March 2011. As our Board has determined that each of our directors other than Messrs. Ravichandran and Gorny is independent, our Board believes that the independent directors provide effective oversight of management. Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the board process.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporate Governance Committees, each of which operates under a charter that has been approved by our Board. A copy of each committee’s charter has been posted on the corporate governance section of our website, www.endurance.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The members of our Audit Committee are Messrs. Crandall, Hayford and Perrone. In addition, Mr. Reedy served on the Audit Committee through October 23, 2014 in accordance with the one year phase-in period for audit committee independence under the NASDAQ Listing Rules. The Audit Committee met nine times during 2014 and acted by written consent four times.

Our Board has determined that Mr. Crandall is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our Board with respect to, compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	annually reviewing and making recommendations to our Board with respect to director compensation;

•	periodically reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” to the extent we are required or choose to provide it; and

•	preparing the annual Compensation Committee report required by SEC rules, to the extent we are required or choose to provide it.

The members of our Compensation Committee are Messrs. DiSabato, Neary and Sadrian. The Compensation Committee met four times during 2014 and acted by written consent four times.

Our Compensation Committee reviews and approves the compensation of our executive officers after taking into account such factors as our financial and operational performance, Mr. Ravichandran’s recommendations with respect to the compensation of his direct reports, the input of our chief people officer, its own assessment of the performance of each executive officer, and market data for comparable positions and prevailing industry compensation trends and practices. With respect to director compensation, the Compensation Committee reviews our director compensation program annually in light of market data and evolving industry practices, and makes recommendations to our Board based upon that review.

The Compensation Committee has the ability to delegate certain of its responsibilities to subcommittees, but has not done so to date. The Compensation Committee may also delegate to executive officers the ability to approve grants under our stock incentive plans to employees who are not executive officers or directors.

Our Compensation Committee has engaged Exequity, an independent compensation consultant, to assist the Compensation Committee in evaluating our executive compensation program. In 2014, Exequity performed research to assist in updating our compensation peer group and completed an outside director and executive officer pay benchmarking analysis. The Compensation Committee has assessed Exequity’s independence from management as required by the NASDAQ Listing Rules and has concluded that Exequity’s engagement does not present a conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of our Nominating and Corporate Governance Committee are Messrs. DiSabato, Neary and Reedy. The Nominating and Corporate Governance Committee met three times during 2014 and acted by written consent once.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during 2014, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor has any member ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.endurance.com. In addition, we intend to post on our website all disclosures that are required by law or the NASDAQ Listing Rules concerning any amendments to, or waivers from, any provision of the code.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates (other than directors appointed by Warburg Pincus and Goldman Sachs pursuant to our stockholders agreement) includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our corporate governance guidelines provide that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.

The director biographies on pages 6 to 8 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his professional and personal pursuits, and possesses talents and experience that will contribute to our success.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2016 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met, either in person or telephonically, five times during 2014. During 2014, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

Our directors are invited to attend our annual meetings of stockholders, but are not required to do so. Mr. Ravichandran attended our 2014 annual meeting of stockholders.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Board, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are generally forwarded to all directors, or to specified individual directors, if applicable, if they relate to important substantive matters and include suggestions or comments that our chief legal officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications to our Board should address such communications to Board of Directors, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, MA 01803.

Executive Officers Who Are Not Directors

The following table sets forth the name, age and position of each of our executive officers who are not also directors as of February 20, 2015.

Name	Age	Position

Kathy Andreasen	49	Chief People Officer

David C. Bryson	62	Chief Legal Officer

Tivanka Ellawala	44	Chief Financial Officer

Ronald LaSalvia	54	Chief Operating Officer

John Mone	45	Chief Information Officer

Kathy Andreasen has served as our chief people officer since September 2012. From October 2011 to October 2012, Ms. Andreasen was an independent human resources strategy consultant. From October 2010 to September 2011, she served as chief people officer of AOL. From December 2009 to October 2010, Ms. Andreasen served as chief human resources officer of Orchard Brands, a multi-channel retailer. From May 2008 to June 2009, Ms. Andreasen was head of human resources of Bill Me Later, a division of eBay Inc.

David C. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. From 2002 to 2004, Mr. Bryson served as chief regulatory counsel at FleetBoston.

Tivanka Ellawala has served as our chief financial officer since December 2012. From 1999 to December 2012, Mr. Ellawala was with Microsoft Corporation, where he served as chief financial officer, Windows Phone division, from June 2009 to September 2012, as general manager and head of corporate development, entertainment and devices division, from March 2008 to June 2009, and in various corporate development and strategy roles prior to that time.

Ronald LaSalvia has served as our chief operating officer since May 2013, and he served as our executive vice president, operations from May 2011 through May 2013. Prior to joining Endurance, Mr. LaSalvia was with Decision Strategies International, a global consulting firm, where he held multiple positions, including chief operating officer from June 2009 to April 2011, director of operations from December 2008 to May 2009 and senior consultant from July 2007 to December 2008.

John Mone has served as our chief information officer since July 2013, and he served as our executive vice president, technology, from May 2011 until July 2013. From August 2006 to May 2011, Mr. Mone was a principal at Tributary Consulting, a technology consulting firm that he founded.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2014 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Commercial Arrangements With Related Parties

Tregaron India Holdings, LLC, or Tregaron Holdings, provides us with a range of India-based outsourced services, including email- and chat-based customer and technical support, billing support, compliance monitoring, domain registrar support, marketing support, network monitoring, engineering and development support and web design and web building services. Certain of these services are provided to us by Tregaron Holdings through its affiliates, including Diya Systems (Mangalore) Private Limited, or Diya, Glowtouch Technologies Pvt. Ltd, or Glowtouch, and Touch Web Designs, LLC, or Touch Web.

Diya staffs and operates our HostGator India business on an outsourced basis by providing us with support, billing, marketing, human resources, recruiting, operations, social media and web development services, as well as electricity and bandwidth. Diya also leases office space to us for our HostGator India operations pursuant to a deed of lease which extends through March 31, 2022, although we may terminate the lease early subject to payment of specified termination fees. Currently, rent under the lease is approximately $24,000 per month based on current exchange rates and increases by 5% annually through the end of the term.

Vidya Ravichandran and Indira Ravichandran, Mr. Ravichandran’s sister and mother, respectively, are majority owners of Tregaron Holdings. Dr. V. Ravichandran, Mr. Ravichandran’s father, is chief executive officer of both Diya and Glowtouch and Vidya Ravichandran is president of Tregaron Holdings and Touch Web. In 2014, we recorded expenses of $10.4 million for the services provided to us and office space leased to us by Tregaron Holdings and its affiliates.

Interactive Business Services, LLC, or IBS, provides website security products that we and IBS offer to our customer base. Mr. Gorny, Mr. Ravichandran and a business partner of Mr. Gorny indirectly own IBS. Under our current agreement with IBS, we pay IBS $675,000 per year for specified website security products provided to our customers and an additional monthly fee of $20,000. Our obligation to pay the additional monthly fee will terminate upon the achievement of specified conditions by us or IBS. The agreement also involves revenue share arrangements between the parties, a minimum sales commitment by IBS and an agreement by us to use IBS as the exclusive external sales organization for a designated set of website security products for our major U.S. operated brands. The agreement has an initial term of five years ending in November 2019, although we may terminate it early subject to payment of specified termination fees. We may also terminate the agreement without penalty if IBS does not meet its minimum sales commitment for specified periods or in certain other specified circumstances. In 2014, we recorded expenses of $5.4 million in connection with our relationship with IBS.

Registration Rights Agreement

We entered into a second amended and restated registration rights agreement, dated October 25, 2013, or the registration rights agreement, with certain holders of our common stock, including our principal stockholders, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances. As of February 20, 2015, holders of a total of 86,114,933 shares of our common stock have the right to require us to register these shares under the Securities Act of 1933, as amended, or the Securities Act, under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

We may be required by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the registration rights agreement. The net aggregate offering price of shares that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs propose to sell in any underwritten offering must be at least $50 million, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50 million. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be registered and our right to delay a registration statement under specified circumstances. Pursuant to the registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is completed.

Stockholders Agreement

We entered into a stockholders agreement, dated October 24, 2013, which we refer to as the stockholders agreement, with certain holders of our common stock, including investment funds and entities affiliated with Warburg Pincus and Goldman Sachs. The stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of the stockholders agreement are described below.

Director Designees; Chairman

Under the terms of the stockholders agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•	four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our IPO;

•	three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•	one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, investment funds and entities affiliated with Goldman Sachs are entitled to designate up to one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our Board, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our Board.

Removal of Directors

Any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively.

Quorum

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our Board and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our Board, in each case, a quorum of our Board will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our Board fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our Board.

Transfer Restrictions

Until December 22, 2016, and except for transfers to permitted transferees, any transfer of our shares of common stock by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs will require the prior written consent of each of the investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs that have the right to designate at least one director for election to our Board.

Approval Rights

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our Board, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our Board, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our Board;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our Board;

•	except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officers’ affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions;

•	incurrence of indebtedness, in a single transaction or a series of related transactions, that exceeds five times consolidated EBITDA, as defined in our Third Amended and Restated Credit Agreement, dated November 25, 2013, by and among us, EIG Investors Corp., as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended or restated from time to time, which we refer to as the credit agreement, for the preceding 12 months, subject to certain exceptions; and

•	any amendment to the definition of consolidated EBITDA in the credit agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our Board, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Although directors designated for election to our Board by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

November 2014 Offering

In November 2014, we entered into an underwriting agreement with certain selling stockholders and Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters, relating to an underwritten public offering of shares of our common stock. Pursuant to the underwriting agreement, we sold an aggregate of 3,000,000 shares of common stock, and the selling stockholders sold an aggregate of 11,950,000 shares of common stock, to the underwriters. The offering price of the shares to the public was $14.50 per share. We did not receive any of the proceeds from the sale of shares by the selling stockholders. The offering closed on November 26, 2014.

The directors, executive officers and 5% stockholders who participated in the offering as selling stockholders and the number of shares they sold to the underwriters in the offering are included in the table below. The selling stockholders paid any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares of common stock sold by them. We paid all other costs, fees and expenses incurred in effecting the registration of the shares of common stock in this offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of the selling stockholders’ counsel and accountants, which expenses were approximately $1.0 million, excluding underwriting discounts and commissions.

Selling Stockholder	Number of Shares Sold
Investment funds and entities affiliated with Warburg Pincus	7,912,515
Investment funds and entities affiliated with Goldman Sachs	2,551,046
Hari Ravichandran	942,172
Thomas Gorny	350,589
Tivanka Ellawala	21,323
Kathy Andreasen	6,954
David C. Bryson	35,000
Ronald A. LaSalvia	21,062
John M. Mone	19,139

March 2015 Offering

On March 6, 2015, we entered into an underwriting agreement with certain selling stockholders and Credit Suisse Securities (USA) LLC, as underwriter. Pursuant to the underwriting agreement, the selling stockholders agreed to sell an aggregate of 13,800,000 shares of common stock to the underwriter at a price per share of $19.00. As of the date this proxy statement went to print, the offering was expected to close on March 11, 2015, subject to customary closing conditions.

The directors, executive officers and 5% stockholders who participated in the offering as selling stockholders and the number of shares they agreed to sell to the underwriter in the offering are included in the table below. We will pay the costs, fees and expenses incurred in effecting the registration of the shares of common stock in this offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and fees and expenses of the selling stockholders’ counsel and accountants.

Selling Stockholder	Number of Shares Sold
Investment funds and entities affiliated with Warburg Pincus	9,068,086
Investment funds and entities affiliated with Goldman Sachs	2,923,608
Hari Ravichandran	1,490,526
Thomas Gorny	166,750
Tivanka Ellawala	20,000
Kathy Andreasen	16,330
David C. Bryson	40,250
Ronald A. LaSalvia	37,950
John M. Mone	25,000

Transactions with Goldman Sachs

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. and related entities, or the Goldman Sachs Funds, beneficially own approximately 13.8% of our outstanding capital stock, and Mr. DiSabato, one of our directors, is a managing director at Goldman Sachs. See “Principal Stockholders” and “Management and Corporate Governance.”

In 2014, we paid approximately $0.4 million in fees and underwriting discounts and commissions to Goldman Sachs & Co., an affiliate of the Goldman Sachs Funds, as the lead underwriter for our November 2014 offering described above.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements we have with our executive officers and directors, see “Executive Compensation—Employment and Compensation Arrangements with Named Executive Officers” and “Executive Compensation—Director Compensation.”

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that transactions that are specifically contemplated by provisions of our restated certificate of incorporation and amended and restated bylaws do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed the audited financial statements of Endurance International Group Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2014 and discussed them with the Company’s management and BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Endurance International Group Holdings, Inc.

Dale Crandall, Chairman

Michael Hayford

Peter J. Perrone

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The following table sets forth the total compensation paid to our chief executive officer and each of our two other most highly compensated executive officers for the year ended December 31, 2014, whom we refer to as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Hari Ravichandran	2014	$750,000	—		—	—	$750,000	$10,900		$1,510,900
President and Chief Executive Officer	2013	$485,460	—		$12,160,104	$18,776,813	$487,500	$20,608,743	(7)	$52,518,620

Tivanka Ellawala	2014	$375,000	—		—	—	$220,560	$13,275	(8)	$608,835
Chief Financial Officer	2013	$373,317	$700,000	(5)	$776,849	$1,525,564	$233,322	$152,868	(9)	$3,761,920

Ronald LaSalvia	2014	$400,000	$200,000		—	—	—	$10,900		$610,900
Chief Operating Officer	2013	$353,205	$50,000	(6)	$469,572	$1,525,564	$189,983	$7,780		$2,596,104

(1)	Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, or FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Amounts in this column reflect the aggregate Black Scholes grant date fair value of stock options awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(3)	Amounts in this column represent non-equity incentive plan compensation earned for the years shown based upon company and individual performance. See “Employment and Compensation Arrangements with Named Executive Officers”.
(4)	Except as noted in footnotes (7), (8) and (9), amounts consist of matching contributions to our 401(k) retirement plan made by us on behalf of the named executive officers and premiums paid for umbrella liability insurance policies.
(5)	Amount consists of a bonus paid in connection with the closing of our IPO in October 2013 and a $275,000 signing bonus.
(6)	Amount represents a bonus paid in connection with the closing of our IPO in October 2013.
(7)	Amount consists principally of payments totaling $20.5 million made to Mr. Ravichandran in 2013 (consisting of $15.0 million intended to assist him with IPO-related tax planning and $5.5 million pursuant to a prior agreement between us and Mr. Ravichandran). Also includes matching contributions to our 401(k) retirement plan made on Mr. Ravichandran’s behalf and premiums paid for an umbrella life insurance policy covering Mr. Ravichandran.
(8)	Amount includes matching contributions to our 401(k) retirement plan made on Mr. Ellawala’s behalf, premiums paid for an umbrella life insurance policy covering Mr. Ellawala and premiums paid on a life insurance policy for Mr. Ellawala’s benefit.
(9)	Amount consists of a relocation payment of $150,000 made to Mr. Ellawala and premiums on a life insurance policy and an umbrella liability insurance policy for his benefit.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2014 by our named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)

Hari Ravichandran	795,012	1,933,176	(2)	$12.00	10/25/23

						341,161	(3)	6,287,597

						155,094	(4)	2,858,382

Tivanka Ellawala	64,672	157,067	(5)	$12.00	10/25/23

						166,847	(6)	3,074,990

						29,349	(8)	540,902

Ronald LaSalvia	64,672	157,067	(5)	$12.00	10/25/23

						35,461	(7)	653,546

						29,349	(8)	540,902

(1)	Represents the fair market value of shares that were unvested as of December 31, 2014, based on the closing market price of $18.43 as of that date.
(2)	These stock options vest in equal monthly installments over a four year period beginning on October 25, 2013.
(3)	Represents restricted stock units, or RSUs, which vest in equal monthly installments over a four year period beginning on October 25, 2013. The common stock represented by these RSUs will not be delivered to Mr. Ravichandran until the earlier to occur of November 24, 2017, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us.
(4)	Represents RSUs which vest in equal monthly installments through February 22, 2016. The common stock represented by these RSUs will not be delivered to Mr. Ravichandran until the earlier to occur of October 30, 2016, the closing of a change in control of the company, 30 days following his death or disability, or three days after the termination of his service with us.
(5)	These stock options vest over a four year period beginning on October 25, 2013, with 25% having vested on October 25, 2014 and the remainder vesting in equal monthly installments thereafter.
(6)	These restricted shares vest in equal monthly installments through December 14, 2016.
(7)	These restricted shares vest in equal monthly installments through December 21, 2015.
(8)	These restricted shares vest annually over a four year period beginning on October 25, 2013, with 25% having vested on October 25, 2014 and 25% vesting on each successive anniversary of that date through October 25, 2017.

Employment and Compensation Arrangements with Named Executive Officers

Hari Ravichandran

Employment Agreement

We are party to an employment agreement with Mr. Ravichandran dated September 30, 2013. This agreement has an initial term of three years and then automatically renews for successive one-year terms, unless either we or Mr. Ravichandran provide written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. Other material terms of the agreement are summarized below.

Base Salary, Bonus and Equity

Mr. Ravichandran is entitled under his employment agreement to receive an annual base salary of $750,000, which is generally reviewed annually and subject to increase by our Compensation Committee. Mr. Ravichandran is also eligible to earn an annual bonus with a target opportunity of 100% of his base salary. Although the actual annual bonus may be higher or lower than 100% of his base salary, as determined by the Compensation Committee in its discretion, his employment agreement provides that it may, in no event, be more than 200% of his base salary. For 2014, Mr. Ravichandran’s annual bonus was paid at the target level, based upon our level of achievement against our financial and operational goals and our Compensation Committee’s subjective assessment of Mr. Ravichandran’s performance.

Mr. Ravichandran’s employment agreement provided for certain equity grants to Mr. Ravichandran in connection with our IPO. These grants were made in October 2013 upon the IPO and are reflected in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table above. The employment agreement also provides that he is eligible for future equity awards in the Board’s discretion; however, no equity grants were made to Mr. Ravichandran or our other named executive officers during 2014 since each of them had received IPO grants in October 2013.

Payments upon Termination of Employment

If Mr. Ravichandran’s employment is terminated without cause or he resigns his employment for good reason, he is entitled under his employment agreement to the following severance payments:

•	continued payment of his base salary for a period of 24 months;

•	payment of an amount equal to two times the prior year’s annual bonus (or if the termination occurs within the one-year period following a change in control, an amount equal to the greater of the prior year’s annual bonus or his target annual bonus);

•	a lump sum payment in an amount that, after applicable taxes, is equal to the monthly COBRA premium that Mr. Ravichandran would be required to pay to continue group health insurance coverage for a period of 18 months following his termination; and

•	in the event that the termination occurs within the one-year period following a change in control of our company, full acceleration of all unvested equity awards held by Mr. Ravichandran as of his termination date.

In order to receive these severance payments, Mr. Ravichandran must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two-year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Tivanka Ellawala

Employment Agreement

We are party to an employment agreement with Mr. Ellawala dated October 10, 2012. Mr. Ellawala’s employment agreement had an initial term of two years, beginning on December 14, 2012, and it now automatically renews for successive one-year terms, unless either we or Mr. Ellawala provide written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Mr. Ellawala’s employment agreement are summarized below.

Base Salary and Bonus

Mr. Ellawala is entitled under his employment agreement to receive an annual base salary of $375,000, which is generally reviewed annually and subject to increase by our Compensation Committee. In 2014,

Mr. Ellawala was eligible to earn quarterly bonuses, each with a target opportunity of 15% of his quarterly base salary, for an annual total target amount of 60% of his annual base salary. Beginning in 2015, Mr. Ellawala’s bonus will be paid annually, with the annual target opportunity remaining at 60% of his annual base salary. Mr. Ellawala’s 2014 quarterly bonuses amounts were determined in accordance with our Management Incentive Plan, or MIP, pursuant to which eligible employees, including executive officers other than Mr. Ravichandran, are eligible for cash bonuses. Bonus pool funding under the MIP is dependent upon the company reaching at least 90% of certain designated financial targets. Provided that this 90% threshold is met, bonuses are calculated based on an individual’s target bonus percentage and on our level of achievement against our financial targets for the relevant period, subject to adjustment based upon individual performance. For 2014, Mr. Ellawala received quarterly bonuses that were determined based upon his quarterly target bonus percentage, our level of achievement against our financial goals and the subjective assessment of Mr. Ellawala’s performance by Mr. Ravichandran and the Compensation Committee.

Payments upon Termination of Employment

If Mr. Ellawala’s employment is terminated without cause or he resigns his employment for good reason, he is entitled under his employment agreement to the following severance payments:

•	continued payment of his base salary for a period of 12 months (or if the termination occurs within the one-year period following a change in control, 24 months); and

•	reimbursement on a monthly basis for the monthly COBRA premium that Mr. Ellawala would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination.

In order to receive these severance payments, Mr. Ellawala must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two-year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

In the event that we undergo a change in control and Mr. Ellawala’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date. If addition, if he resigns for good reason during the one-year period following a change in control, the shares described in footnote 6 to the “Outstanding Equity Awards at 2014 Fiscal Year-End” table above will vest in full as of his termination date.

Mr. Ellawala’s employment agreement also provides that we will pay the premiums for a life insurance policy covering him in the amount of $2 million.

Ronald LaSalvia

Employment Offer Letter Agreement

We entered into an at-will offer letter agreement with Mr. LaSalvia on April 11, 2011, which established the initial terms of his employment with us. Mr. LaSalvia is also bound by specified restrictive covenants, including non-competition, non-solicitation and confidentiality obligations, pursuant to a separate agreement with us.

Base Salary and Bonus

Mr. LaSalvia’s base salary is $400,000 per year and his annual bonus target is 50% of his base salary for the year. Mr. LaSalvia’s bonuses are typically determined in accordance with the MIP; however, for 2014, Mr. LaSalvia received a one-time bonus of $200,000 in May 2014 in lieu of his participation in the MIP.

Payments upon Termination of Employment

In the event that we undergo a change in control and Mr. LaSalvia’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date. If addition, if he resigns for good reason during the one-year period following a change in control, the shares described in footnote 7 to the “Outstanding Equity Awards at 2014 Fiscal Year-End” table above will vest in full as of his termination date.

Director Compensation

We compensate our directors who are neither employees of our company nor affiliates of Warburg Pincus or Goldman Sachs, or our eligible directors, for their service as directors. Accordingly, Mr. Ravichandran, our President and Chief Executive Officer, does not receive any additional compensation for his service as a director. In addition, neither Messrs. Neary, Reedy and Sadrian, each of whom is affiliated with Warburg Pincus, nor Mr. DiSabato, who is affiliated with Goldman Sachs, receive any compensation for their service as directors.

Cash Retainers. Our eligible directors are entitled to receive cash retainer fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$80,000
Additional annual retainer fees for committee service:
Committee chair	$20,000
Committee member (other than chair)	$10,000

Per-Meeting Fees. In the event the Board holds more than five Board meetings in a calendar year (including special meetings held in person but excluding all telephonic Board meetings and all committee meetings), each eligible director will receive a per-meeting attendance fee of $5,000 for each Board meeting in excess of five that he attends in person during that calendar year. In 2014, the Board did not hold more than five in-person meetings, and therefore we did not pay any per-meeting fees to our directors.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he serves.

2014 Eligible Director Compensation

The following table sets forth information regarding the compensation of our eligible directors for their service on our Board in 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Dale Crandall	$100,000	—	—	—	$100,000
Thomas Gorny	$80,000	—	—	—	$80,000
Michael Hayford	$90,000	—	—	—	$90,000
Peter Perrone	$90,000	—	—	—	$90,000

(1)	As of December 31, 2014, each of Mr. Crandall, Mr. Gorny, Mr. Hayford and Mr. Perrone held outstanding options to purchase 78,250 shares of our common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about the securities authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (4)
Equity Compensation Plans Approved by Security Holders	5,889,582	(1)	$12.07	(2)	11,161,682
Equity Compensation Plans Not Approved by Security Holders	531,719	(3)	N/A		—
Total	6,421,301		$12.07		11,161,682

(1)	Consists of 5,407,959 shares subject to outstanding stock options and 481,623 shares issuable pursuant to RSUs granted in 2013 to Mr. Ravichandran, in each case issued under our 2013 Stock Incentive Plan, or the 2013 Plan.
(2)	This figure does not take into account the shares issuable pursuant to RSUs, which have no exercise price.
(3)	Consists of shares issuable pursuant to RSUs granted in 2013 to Mr. Ravichandran.
(4)	Consists of shares available for future issuance pursuant to the 2013 Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of February 20, 2015, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after February 20, 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Investment funds and entities affiliated with Warburg Pincus(1)	56,766,042	42.9%
Investment funds and entities affiliated with Goldman Sachs(2)	18,301,972	13.8%
FMR LLC(3)	10,356,584	7.8%
T. Rowe Price Associates, Inc.(4)	6,658,058	5.0%

Executive Officers and Directors
Hari Ravichandran(5)	9,085,277	6.8%
Tivanka Ellawala(6)	426,790	*
Ronald LaSalvia(7)	280,149	*
James C. Neary(8)	56,766,042	42.9%
Dale Crandall(9)	27,712	*
Joseph P. DiSabato(10)	18,301,972	13.8%
Thomas Gorny(11)	2,542,904	1.9%
Michael Hayford(9)	27,712	*
Peter J. Perrone(9)	42,712	*
Chandler J. Reedy(8)	56,766,042	42.9%
Justin L. Sadrian(8)	56,766,042	42.9%
All executive officers and directors as a group (14 persons)	88,280,731	65.7%

(1)

Consists of (i) 40,504,409 shares of our common stock owned by Warburg Pincus Private Equity X, L.P. and (ii) 1,295,806 shares of our common stock owned by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, the “WP X Funds”) and (iii) 14,965,827 shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Co-Invest” and together with the WP X Funds, the “Warburg Pincus entities”). Warburg Pincus X, L.P., a Delaware limited partnership

(“WP X LP”), is the general partner of the WP X Funds. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”) is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP and the general partner of WP Co-Invest. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”) is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP X Funds. Charles R. Kaye and Joseph P. Landy are each managing general partners of WP and managing members and co-chief executive officers of WP LLC and may be deemed to control the Warburg Pincus entities. The WP X Funds, WP X LP, WP X GP, WPP GP, WP Partners, WP Partners GP, WP, WP LLC, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by the WP X Funds. WP Co-Invest, WP Partners, WP Partners GP, WP, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the shares owned by WP Co-Invest. The business address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)	Consists of (i) 7,921,762 shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) 6,589,044 shares of our common stock owned by GS Capital Partners VI Offshore Fund L.P., a Cayman Islands exempted limited partnership; (iii) 2,178,350 shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) 281,539 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) 635,965 shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) 279,121 shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; (vii) 415,948 shares of our common stock owned by MBD 2011 Holdings, L.P., a Cayman exempted limited partnership and (viii) 243 shares of our common stock owned by Goldman, Sachs & Co. (“GS”, and collectively, the “GS Entities”). GS served as an underwriter for our IPO and November 2014 follow-on offering and is the investment manager for certain of the GS Entities. GS is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Joseph H. Gleberman, Thomas G. Connolly, John F. Daly, Joseph P. DiSabato, Elizabeth C. Fascitelli, Bradley J. Gross, Martin A. Hintze, Stephanie Hui, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Sanjeev Mehra, Kenneth A. Pontarelli, Sumit Rajpal, James H. Reynolds, Ankur Sahu and Andrew E. Wolff, through voting by the committee members. The business address of the GS Entities is c/o Goldman, Sachs & Co., 200 West Street, New York, New York 10282.
(3)	Based on the Schedule 13G filed on February 13, 2015 by FMR LLC, a parent holding company of Fidelity Management & Research (Hong Kong) Limited and certain other investment adviser and bank entities, Edward C. Johnson 3d, and Abigail P. Johnson. In such filing, (i) FMR LLC discloses it has sole voting power over 648,380 shares of our common stock and sole dispositive power over 10,356,584 shares of our common stock and (ii) Mr. Johnson and Ms. Johnson each disclose they have sole dispositive power over 10,356,584 shares of our common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through their ownership of voting common shares and a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Based on the Schedule 13G filed on February 12, 2015 by T. Rowe Price Associates, Inc. (“TRP”). In such filing, TRP discloses it has sole voting power over 1,248,150 shares of our common stock and sole dispositive power over 6,658,058 shares of our common stock. The business address of TRP is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	Includes 4,866,844 shares of our common stock directly owned by Mr. Ravichandran, 1,767,747 shares of our common stock held by the Ravichandran Family LLC (the “LLC”) and an aggregate of 904,659 shares of our common stock held by The Hari Ravichandran 2013 Grantor Retained Annuity Trust, the 2013 Ravichandran Family GST Trust and The HKR Grantor Retained Annuity Trust of 2014 (together, the “Trusts”). Mr. Ravichandran has shared voting power with the respect to the shares held by the LLC and has sole voting and dispositive power with respect to the shares held by the Trusts. Also includes 580,440 shares of our common stock underlying restricted stock units that have vested as of February 20, 2015 or will become vested within 60 days of that date, and 965,587 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of February 20, 2015.
(6)	Consists of 179,869 shares of our common stock that have vested as of February 20, 2015, 168,392 shares of our common stock remain subject to vesting as of that date and 78,529 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of February 20, 2015.
(7)	Consists of 148,630 shares of our common stock that have vested as of February 20, 2015, 52,990 shares of our common stock remain subject to vesting as of that date and 78,529 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of February 20, 2015.
(8)	Messrs. Neary, Reedy and Sadrian are partners of WP and managing directors and members of WP LLC. All shares indicated as owned by Messrs. Neary, Reedy and Sadrian are included because of their affiliation with the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy are managing general partners of WP and managing members and co-presidents of WP LLC and may be deemed to control the Warburg Pincus entities.
(9)	Includes 27,712 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of February 20, 2015.
(10)	GS is a direct and indirect wholly owned subsidiary of GSG. The shares are owned by the GS Entities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. Mr. DiSabato is a managing director of GS.
(11)	Mr. Gorny is the grantor and trustee of The Thomas and Aviva Gorny Family Trust and the grantor of each of The Thomas and Aviva Gorny Irrevocable Trust and The Gorny 2013 Irrevocable Trust (collectively, the “Gorny Trusts”). As a result, Mr. Gorny may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,492,970 shares of our common stock owned by the Gorny Trusts. The number of shares beneficially owned by Mr. Gorny also includes 27,712 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days of February 20, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during 2014, our directors, officers and beneficial owners of more than 10% of our common stock timely complied with all applicable filing requirements. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I consists of Michael Hayford, Peter Perrone and Chandler Reedy, each with a term ending at the 2017 annual meeting;

•	Class II consists of Dale Crandall, Thomas Gorny and Justin Sadrian, each with a term ending at this Annual Meeting; and

•	Class III consists of Joseph DiSabato, James Neary and Hari Ravichandran, each with a term ending at the 2016 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Messrs. Crandall, Gorny and Sadrian are current directors whose terms expire at the Annual Meeting. Messrs. Crandall, Gorny and Sadrian are each nominated for re-election as a Class II director, with a term ending in 2018.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of all of the Class II nominees identified above to a three-year term ending in 2018, each such nominee to hold office until his successor has been duly elected and qualified. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not expect that any of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CRANDALL, GORNY AND SADRIAN.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2015. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

BDO has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to questions as appropriate.

The following table summarizes BDO’s fees billed to us for each of the last two fiscal years. For the fiscal year ended December 31, 2014, audit fees include amounts not yet billed of approximately $225,000.

Fee Category	2013	2014
Audit Fees(1)	$1,167,723	$1,344,202
Audit-Related Fees(2)	$85,000	$—
Tax Fees(3)	$1,079,506	$1,342,698

Total Fees	$2,332,229	$2,686,900

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements, including services rendered in connection with our IPO.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. For the fiscal year ended December 31, 2013, audit-related fees include due diligence procedures performed for the acquisition of the web presence business of Directi, which we acquired in January 2014. We did not incur any audit-related fees for the fiscal year ended December 31, 2014.
(3)	Tax fees consist of the fees for the following two general service categories: tax compliance and return preparation and tax planning and consulting. For the fiscal years ended 2013 and 2014, we incurred fees of approximately $338,926 and $505,006, respectively, for tax compliance and return preparation, and fees of approximately $740,580 and $837,692, respectively, for tax planning and consulting.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of our Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the ratification unless stockholders specify otherwise. Although stockholder ratification is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 2 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2015. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2016 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement and proxy card relating to our Annual Meeting of Stockholders to be held in 2016, or the 2016 Annual Meeting, stockholder proposals must include the information set forth in our bylaws and be received at our principal executive offices no later than November 17, 2015. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on April 30, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive notice of other proposals of stockholders (including director nominations) intended to be presented at the 2016 Annual Meeting but not included in the proxy statement by January 31, 2016, but not before January 1, 2016. However, in the event the 2016 Annual Meeting is scheduled to be held on a date before April 10, 2016, or after June 29, 2016, then these notices may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which notice of the date of such annual meeting was mailed or we first make a public announcement of the date of such annual meeting, whichever first occurs. All such notices must contain the information required by our bylaws, and any proposals we do not receive in accordance with the above standards will not be voted on at the 2016 Annual Meeting.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if you elected to receive printed materials, only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call us at (781) 852-3200 or write us at the following address or phone number: Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803. If you would like to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 CORPORATE DRIVE, THIRD FLOOR

BURLINGTON, MASSACHUSETTS 01803

UNITED STATES

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐
1.	Election of Directors
Nominees
01	Dale Crandall	02	Thomas Gorny		03 Justin L. Sadrian
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2015							☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

0000232132_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/are available at www.proxyvote.com.

  — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Annual Meeting of Stockholders

April 30, 2015 3:00 PM Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Hari Ravichandran, Tivanka Ellawala and David Bryson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, ET on April 30, 2015, at the Boston Marriott Burlington, One Burlington Mall Road, Burlington, MA 01803, and any adjournment or postponement thereof. For directions to our Annual Meeting of Stockholders, please visit our website at http://ir.endurance.com/events.cfm.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side

0000232132_2 R1.0.0.51160